EXHIBIT 21.1

Subsidiaries of ReGen Biologics, Inc.

STATE OF
SUBSIDIARY NAME	INCORPORATION

RBio, Inc.
DBA ReGen Biologics, Inc.	Delaware, USA

ReGen Biologics AG	Appenzell, Switzerland